Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF THE COMMON STOCK
Authorized Capital Stock of the Hi-Crush Inc.
The authorized capital stock of Hi-Crush Inc. (the "Corporation") consists of 600,000,000 shares of capital stock consisting of 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, each $0.01 par value per share.
Description of the Common Stock
Except as provided by law or in a preferred stock designation, holders of common stock of the Corporation ("Stockholders") are entitled to one vote for each share held of record on all matters submitted to a vote of the Stockholders, have the right to vote for the election of directors and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, Stockholders are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the board of directors of the Corporation (the "Board") out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The Stockholders have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of common stock. In the event of any liquidation, dissolution or winding-up of the Corporation's affairs, Stockholders will be entitled to share ratably in the Corporation's assets that are remaining after payment or provision for payment of all of the Corporation's debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.
Provisions of Hi-Crush Inc.'s Certificate of Incorporation and Bylaws
Among other things, the Certificate of Incorporation of the Corporation (the "Charter") and the bylaws of the Corporation (the "Bylaws"):

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provide advance notice procedures with regard to stockholder nominations of candidates for election as directors or other stockholder proposals to be brought before meetings of Stockholders, which may preclude Stockholders from bringing certain matters before the Stockholders at an annual or special meeting;

•	provide that notice of stockholder proposals must be timely given in writing to the Corporation's secretary prior to the meeting at which the action is to be taken;

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provide that, generally, to be timely, notice must be delivered to the Secretary of the Corporation at the Corporation's principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (unless the date of the annual meeting is more than 30 days before or after such anniversary date, in which case such notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day after the first public disclosure of the date of such meeting by the Corporation);

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provide the Board the ability to authorize issuance of preferred stock in one or more series, which makes it possible for the Board to issue, without Stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Corporation and that may have the effect of deterring hostile takeovers or delaying changes in control or management of the Corporation;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

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provide that, subject to the rights of holders of any series of preferred stock to elect directors or fill vacancies in respect of such directors as specified in the related preferred stock designation, all vacancies, including newly created directorships, be filled by the affirmative vote of holders of a majority of directors then in office, even if less than a quorum, or by the sole remaining director, and will not be filled by Stockholders;

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provide that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, if any, any action required or permitted to be taken by the Stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders;

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provide that, subject to the rights of the holders of shares of any series of preferred stock, if any, to remove directors elected by such series of preferred stock pursuant to the Charter (including any preferred stock designation thereunder), prior to the 2024 annual meeting of Stockholders for the election of directors (the "Classified Board Expiration Date"), directors may be removed from office at any time, only for cause and by the holders of a majority of the voting power of all outstanding voting shares entitled to vote generally in the election of directors. Upon the Classified Board Expiration Date and thereafter, any director, or the entire Board, may be removed from office at any time, with or without cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon;

•	provide that special meetings of Stockholders may only be called by the Board;

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provide that the provisions of the Charter can only be amended or repealed by (a) the Corporation in the manner then prescribed by the laws of the State of Delaware or (b) the Stockholders upon the affirmative vote of a least a majority of the outstanding stock entitled to vote thereon; and

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provide that the Bylaws can be adopted, amended or repealed by (a) the Board or (b) the Stockholders upon the affirmative vote of at least a majority of the votes cast affirmatively or negatively, present in person or by proxy and entitled to vote thereon, voting together as a single class.

Forum for Adjudication of Disputes
The Charter of the Corporation provides that, unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the "Court of Chancery") shall be the sole and exclusive forum for any stockholder of the Corporation (including a beneficial owner of stock) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law ("DGCL") or this Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. The exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act") or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
 Delaware Anti-Takeover Law
Section 203 of the DGCL ("Section 203") provides that, subject to exceptions specified therein, a Delaware corporation may not engage in any "business combination," including, among other things, certain mergers or consolidations with an "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

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on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Except as otherwise specified in Section 203, an "interested stockholder" is defined to include:

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any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.
Under some circumstances, Section 203 makes it more difficult for a person that is an interested stockholder to effect various business combinations for a three-year period. Section 203 permits a Delaware corporation to elect not to be governed by the provisions of Section 203. The Corporation will not make such an election and therefore will be governed by the provisions of Section 203.
Listing
The shares of common stock of the Corporation trade on the NYSE under the symbol "HCR."